Exhibit 10.1

Dated               10 June               2009

Lease

between

MEPC Milton Park No. 1 Limited and
MEPC Milton Park No. 2 Limited

and

Vertex Pharmaceuticals (Europe) Limited

and

Vertex Pharmaceuticals Incorporated

relating to

Building 86 and 87

Milton Park

PRESCRIBED CLAUSES

LR1. Date of lease	:	2009

LR2. Title number(s)		LR2.1 Landlord’s title number(s) BK102078 LR2.2 Other title number(s) ON122118, ON122717, ON130108, ON130606, ON137010, ON145942, ON146219, ON225380, ON38283, ON61862, ON72772, ON96949

LR3. Parties to this lease	:

Landlord

MEPC MILTON PARK NO. 1 LIMITED (Company number 5491670) and MEPC MILTON PARK NO. 2 LIMITED (Company number 5491806), on behalf of MEPC Milton Park Limited Partnership, both of whose registered offices are at 4th Floor Lloyds Chambers 1 Portsoken Street London E1 8LW

Tenant

VERTEX PHARMACEUTICALS (EUROPE) LIMITED (Company number 2907620) whose registered office is at 88 Milton Park Abingdon Oxfordshire OX14 4RY

Other parties

VERTEX PHARMACEUTICALS INCORPORATED (A company registered in Massachusetts) of 130 Waverly Street Cambridge Massachusetts MA02139-4242 whose address for service is care of Vertex Pharmaceuticals (Europe) Limited 88 Milton Park Abingdon Oxfordshire OX14 4RY - Guarantor)

LR4. Property	:

In the case of a conflict between this clause and the remainder of this lease then, for the purposes of registration, this clause shall prevail.

Building 86 and 87, The Forum, Milton Park, Abingdon, Oxfordshire, OX14 4RY shown edged red on the Plan with a net internal floor area of 3,839.5 square metres (41,329 square feet) measured in accordance with the RICS Code of Measuring Practice (sixth edition)

LR5. Prescribed Statements etc.	:	None

LR6. Term for which the Property is leased		From and including 23 April 2009 To and including 22 April 2024

LR7. Premium		None

LR8. Prohibitions or restrictions on disposing of this lease		This lease contains a provision that prohibits or restricts dispositions

LR9. Rights of acquisition etc.

LR9.1 Tenant’s contractual rights to renew this lease, to acquire the reversion or another lease of the Property, or to acquire an interest in other land

None

LR9.2 Tenant’s covenant to (or offer to) surrender this lease

None

LR9.3 Landlord’s contractual rights to acquire this lease

None

LR10. Restrictive covenants given in this lease by the Landlord in respect of land other than the Property	None

LR11. Easements

LR11.1 Easements granted by this lease for the benefit of the Property

The easements specified in Part I of the First Schedule of this lease

LR11.2 Easements granted or reserved by this lease over the Property for the benefit of other property

The easements specified in Part II of the First Schedule of this lease

LR12. Estate rentcharge burdening the Property	None

LR13. Application for standard form of restriction	None

LR14. Declaration of trust where there is more than one person comprising the Tenant	None

This lease made on the date and between the parties specified in the Prescribed Clauses Witnesses as follows:

1             Definitions and Interpretation

In this lease unless the context otherwise requires:

1.1         Definitions

Adjoining Property means any adjoining or neighbouring premises in which the Landlord or a Group Company of the Landlord holds or shall at any time during the Term hold a freehold or leasehold interest;

Base Rate means the base rate from time to time of Barclays Bank PLC or (if not available) such comparable rate of interest as the Landlord shall reasonably require;

Break Date: 1 means 22 April 2014;

Break Date: 2 means 22 April 2019;

Building Specification means the specification of the Property annexed to this lease;

Centre means the part of the Estate known as The Forum comprising buildings 86-88 Milton Park (of which the Property forms part) shown edged green on the Plan and includes any part of it and any alteration or addition to it or replacement of it;

Centre Services means the services provided or procured by the Landlord in relation to the Centre as set out in Part III of the Fourth Schedule;

Common Parts means the accesses and other areas of the Centre from time to time designated by the Landlord for common use by the tenants and occupiers of the Centre;

Conduit means any existing or future media for the passage of substances or energy and any ancillary apparatus attached to them and any enclosures for them;

Contractual Term means the term specified in the Prescribed Clauses;

Encumbrances means the obligations and encumbrances (if any) specified in Part III of the First Schedule;

Estate means Milton Park, Abingdon, Oxfordshire (of which the Centre forms part) and the buildings from time to time standing on it shown on the Plan together with any other adjoining land which is incorporated into Milton Park;

Estate Common Areas means the accesses, landscaped areas, car parks, estate management offices and other areas or amenities on the Estate or outside the Estate but serving or otherwise benefiting the Estate as a whole which are from time to time provided or designated for the common amenity or benefit of the owners or occupiers of the Estate;

Estate Services means the services provided or procured by the Landlord in relation to the Estate as set out in Part II of the Fourth Schedule;

Group Company means a company which is a member of the same group of companies within the meaning of Section 42 of the 1954 Act;

Guarantor means any party to this lease so named in the Prescribed Clauses (which in the case of an individual includes his personal representatives) and any guarantor of the obligations of the Tenant for the time being;

Insurance Commencement Date means 23 April 2009;

Insured Risks means fire, lightning, earthquake, explosion, aircraft (other than hostile aircraft) and other aerial devices or articles dropped therefrom, riot, civil commotion, malicious damage, storm or tempest, bursting or overflowing of water tanks apparatus or pipes, flood and impact by road vehicles (to the extent that insurance against such risks may ordinarily be arranged with an insurer of good repute) and such other risks or insurance as may from time to time be reasonably required by the Landlord (subject in all cases to such usual exclusions and limitations as may be imposed by the insurers), and Insured Risk means any one of them;

Landlord means the party to this lease so named in the Prescribed Clauses and includes any other person entitled to the immediate reversion to this lease;

Landlord’s Surveyor means a suitably qualified person or firm appointed by the Landlord (including an employee of the Landlord or a Group Company) to perform the function of a surveyor for the purposes of this lease;

Permitted Use means use within Class B1 of the 1987 Order;

Plan means the plan or plans annexed to this lease;

Prescribed Clauses means the descriptions and terms in the section headed Prescribed Clauses which form part of this lease;

Principal Rent means NINE HUNDRED AND THIRTY FOUR THOUSAND POUNDS (£934,000) per annum subject to increase in accordance with the Second Schedule;

Property means the property described in the Prescribed Clauses and includes any part of it, any alteration or addition to the Property and any fixtures and fittings in or on the Property;

Quarter Days means 25 March, 24 June, 29 September and 25 December in every year and Quarter Day means any of them;

Rent Commencement Date means 23 September 2011;

Review Dates means 23 April 2014 and 23 April 2019;

Service Charge means the Service Charge set out in the Fourth Schedule;

Service Charge Commencement Date means 23 April 2009;

Services means the Estate Services and the Centre Services;

Subletting Unit means part of the Property consisting of a self contained unit suitable and economically viable for underletting and approved as such by the Landlord (such approval not to be unreasonably withheld or delayed);

Tenant means the party to this lease so named in the Prescribed Clauses and includes its successors in title;

Term means the Contractual Term together with any continuation of the term or the tenancy (whether by statute, common law holding over or otherwise);

This lease means this lease and any document supplemental to it or entered into pursuant to it;

Unit 86A means the part of the Property shown on the Plan coloured orange and marked “86A”;

Unit 86B means the part of the Property shown on the Plan coloured blue and marked “86B”;

Unit 87B means the part of the Property shown on the Plan coloured yellow and marked “87B;

Unit 87C means the part of the Property shown on the Plan coloured green and marked “87C”;

Unit 87/88 Link means any building linking the Property to Building 88 Milton Park;

VAT means Value Added Tax and any similar tax substituted for it or levied in addition to it;

1954 Act means the Landlord and Tenant Act 1954;

1987 Order means the Town and Country Planning (Use Classes) Order 1987 (as originally made);

1995 Act means the Landlord and Tenant (Covenants) Act 1995;

2003 Order means The Regulatory Reform (Business Tenancies) (England and Wales) Order 2003.

1.2         Interpretation

1.2.1      If the Tenant or the Guarantor is more than one person then their covenants are joint and several;

1.2.2      Any reference to a statute includes any modification extension or re-enactment of it and any orders, regulations, directions, schemes and rules made under it;

1.2.3      Any covenant by the Tenant not to do any act or thing includes an obligation not knowingly to permit or suffer such act or thing to be done;

1.2.4      If the Landlord reserves rights of access or other rights over or in relation to the Property then those rights extend to persons authorised by it;

1.2.5      References to the act or default of the Tenant include acts or default or negligence of any undertenant or of anyone at the Property with the Tenant’s or any undertenant’s permission or sufferance;

1.2.6      The index and Clause headings in this lease are for ease of reference only;

1.2.7      References to the last year of the Term shall mean the twelve months ending on the expiration or earlier termination of the Term;

1.2.8      References to Costs include all liabilities, claims, demands, proceedings, damages, losses and proper and reasonable costs and expenses.

2             Demise

The Landlord with Full Title Guarantee DEMISES the Property to the Tenant for the Contractual Term TOGETHER WITH the rights set out in Part I of the First Schedule, EXCEPT AND RESERVING as mentioned in Part II of the First Schedule and SUBJECT TO the Encumbrances so far as they are still subsisting and affect the Property;

3             Rent

The Tenant will pay by way of rent during the Term or until released pursuant to the 1995 Act without any deduction counterclaim or set off except where required by law:

3.1         The Principal Rent and any VAT by equal quarterly payments in advance on the Quarter Days to be paid by Direct Debit, Banker’s Standing Order or other means as the Landlord reasonably requires, the first payment for the period from and including the Rent Commencement Date to (but excluding) the next Quarter Day to be made on the Rent Commencement Date;

3.2         The Service Charge and any VAT at the times and in the manner set out in the Fourth Schedule;

3.3         The following amounts and any VAT:

3.3.1      the sums specified in Clauses 4.1 [interest] and 4.2 [outgoings and utilities];

3.3.2      the sums specified in Clause 6.2.1 [insurance];

3.3.3      all Costs properly incurred by the Landlord as a result of any breach of the Tenant’s covenants in this lease.

4             Tenant’s covenants

The Tenant covenants with the Landlord throughout the Term, or until released pursuant to the 1995 Act, as follows:

4.1         Interest

If the Landlord does not receive any sum due to it under this lease (other than interest payable under this Clause 4.1) within 14 days of the due date to pay on demand interest on such sum at 2 per cent above Base Rate from the due date until payment (both before and after any judgment), provided this Clause shall not prejudice any other right or remedy for the recovery of such sum;

4.2         Outgoings and Utilities

4.2.1      To pay all existing and future rates, taxes, charges, assessments and outgoings in respect of the Property (whether assessed or imposed on the owner or the occupier), except any tax (other than VAT) arising as a result of the receipt by the Landlord of the rents reserved by this lease and any tax arising on any dealing by the Landlord with its reversion to this lease;

4.2.2      To pay for all gas, electricity, water, telephone and other utilities used on the Property, and all charges for meters and all standing charges, and a fair and reasonable proportion of any joint charges as determined by the Landlord’s Surveyor acting reasonably;

4.3         VAT

4.3.1      Any payment or other consideration to be provided to the Landlord is exclusive of VAT, and the Tenant shall in addition pay any VAT chargeable on the date the payment or other consideration is due;

4.3.2      Any obligation to reimburse or pay the Landlord’s expenditure extends to irrecoverable VAT on that expenditure, and the Tenant shall also reimburse or pay such VAT;

4.4         Repair

4.4.1      To keep the Property in good and substantial repair and condition (damage by the Insured Risks excepted save to the extent that insurance moneys are irrecoverable as a result of the act or default of the Tenant) but it is acknowledged that the window/curtain walling panelling/framing has suffered some UV degradation of the surface finish. For these elements only there will be no requirement to improve the quality of the appearance of the finished surface where this appearance is due to UV degradation;

4.4.2      To make good any disrepair for which the Tenant is liable within 2 months after the date of written notice from the Landlord (or sooner if the Landlord reasonably requires);

4.4.3      If the Tenant fails to comply with any such notice the Landlord may enter and carry out the work and the cost shall be reimbursed by the Tenant on demand as a debt;

4.4.4      To enter into maintenance contracts with reputable contractors for the regular servicing of all plant and equipment serving only the Property;

4.5         Decoration

4.5.1      To clean, prepare and paint or treat and generally redecorate:

(i)           all external parts of the Property in every third year and in the last year of the Term;

(ii)          all internal parts of the Property in the fifth and tenth years and in the last year of the Term;

4.5.2      All the work described in Clause 4.5.1 is to be carried out:

(i)           in a good and workmanlike manner to the Landlord’s reasonable satisfaction; and

(ii)          in colours which (if different from the existing colour) are first approved in writing by the Landlord (approval not to be unreasonably withheld or delayed);

4.6         Cleaning

4.6.1      To keep the Property clean, tidy and free from rubbish;

4.6.2      To clean the inside and outside of windows and any washable surfaces at the Property as often as reasonably necessary;

4.7         Overloading

Not to overload the floors, ceilings or structure of the Property or any plant machinery or electrical installation serving the Property;

4.8         Conduits

To keep the Conduits in or serving the Property clear and free from any noxious, harmful or deleterious substance, and to remove any obstruction and repair any damage to the Conduits as soon as reasonably practicable to the Landlord’s reasonable satisfaction;

4.9         User

4.9.1      Not to use the Property otherwise than for the Permitted Use;

4.9.2      Not to use the Property for any purpose which is:

(i)           noisy, offensive, dangerous, illegal, immoral or an actionable nuisance; or

(ii)          which in the reasonable opinion of the Landlord causes damage or disturbance to the Landlord, or to owners or occupiers of any neighbouring property; or

(iii)         which involves any substance which may be harmful, polluting or contaminating other than in quantities which are normal for and used in connection with the Permitted Use;

4.9.3      Not to use more than 836.1 square metres (9,000 square feet) of space within the Property and Unit 87/88 Link (in aggregate) for the purposes of conducting scientific experiments on live animals (Pharmacology) provided that such use shall be subject to the Tenant strictly complying with the following conditions:

(i)           it shall before commencing any Pharmacology obtain all necessary consents and shall in the course of conducting Pharmacology comply with all relevant statutes or European Union laws, regulations or directives;

(ii)          it shall not publicise or promote (whether orally or in writing) the fact that Pharmacology is conducted at the Property;

(iii)         subject to the Landlord’s prior written approval (such approval not to be unreasonably withheld or delayed) it shall make suitable provision in relation to the protection of  the animals, personnel and the Property;

(iv)         it shall  limit the Pharmacology conducted in the Property to that which is related to medical research;

(v)          it shall only use mice and rats in Pharmacology;

(vi)         it shall cease forthwith upon written notice from the Landlord to conduct Pharmacology if in the Landlord’s reasonable opinion:-

(a)        Pharmacology is having the effect of materially diminishing the rental or capital value of the Property or any other premises on the Estate;

(b)        Pharmacology is materially impeding the letting of any nearby building on the Estate;

(c)        Pharmacology is causing the Landlord to take significant management action as a result of or in reasonable anticipation of the actions of third parties due to the carrying on of Pharmacology at the Property;

(d)        the carrying out of Pharmacology at the Property is materially and adversely damaging the reputation of the Landlord or its employees or the Estate;

4.10       Signs

Not to erect any sign, notice or advertisement which is visible outside the Property without the Landlord’s prior written consent (which is not to be unreasonably withheld in the case of the display of signs showing the tenant’s name which conform with the Landlord’s regulations (if any) for the Estate from time to time);

4.11       Alterations

4.11.1    Not to make any alterations or additions which:

(i)           affect the structural integrity of the Property (including without limitation the roofs and foundations and the principal or load-bearing walls, floors, beams and columns);

(ii)          merge the Property with any adjoining premises;

(iii)         affect the external appearance of the Property;

4.11.2    Not to make any other alterations or additions to the Property without the Landlord’s written consent (which is not to be unreasonably withheld or delayed);

4.12       Preservation of Easements

4.12.1    Not to prejudice the acquisition of any right of light for the benefit of the Property and to preserve all rights of light and other easements enjoyed by the Property;

4.12.2    Promptly to give the Landlord notice if any easement enjoyed by the Property is obstructed, or any new easement affecting the Property is made or attempted;

4.13       Alienation

4.13.1    Not to:

(i)           assign, charge, underlet or part with possession of the whole or part only of the Property nor to agree to do so except by an assignment or underletting of the whole of the Property or an underletting of a Subletting Unit permitted by this Clause 4.13;

(ii)          share the possession or occupation of the whole or any part of the Property;

4.13.2    Assignment

Not to assign or agree to assign the whole of the Property without the Landlord’s written consent (not to be unreasonably withheld or delayed), provided that:

(i)           the Landlord may withhold consent in circumstances where in the reasonable opinion of the Landlord

(a)        the proposed assignee is not of sufficient financial standing to enable it to comply with the Tenant’s covenants in this lease; or

(b)        such persons as the Landlord reasonably requires do not act as guarantors for the assignee and do not enter into direct covenants with the Landlord including the provisions set out in the Third Schedule (but referring in paragraph 1.2 to the assignee);

(ii)          the Landlord’s consent shall in every case be subject to conditions (unless expressly excluded) requiring that:

(a)        the assignee covenants with the Landlord to pay the rents and observe and perform the Tenant’s covenants in this lease during the residue of the Term, or until released pursuant to the 1995 Act;

(b)        the Tenant enters into an authorised guarantee agreement guaranteeing the performance of the Tenant’s covenants in this lease by the assignee including the provisions set out in the Third Schedule (but omitting paragraph 1.2);

(c)        all rent and other payments due under this lease (in the case of sums other than the Principal Rent: which have been previously demanded) are paid before completion of the assignment;

4.13.3    Underletting

Not to underlet or agree to underlet the whole of the Property or a Subletting Unit nor vary the terms of any underlease without the Landlord’s written consent (not to be unreasonably withheld or delayed).  Any permitted underletting must comply with the following:

(i)           the rent payable under the underlease must be:

(a)        not less than the rent reasonably obtainable in the open market for the Property or the  Subletting Unit without fine or premium;

(b)        payable no more than one quarter in advance;

(c)        subject to upward only reviews at intervals no less frequent than the rent reviews under this lease;

(ii)          the undertenant covenants with the Landlord and in the underlease:

(a)        to observe and perform the Tenant’s covenants in this lease (except for payment of the rents) during the term of the underlease or until released pursuant to the 1995 Act;

(b)        not to underlet, share or part with possession or occupation of the whole or any part of the underlet premises, nor to assign or charge part only of the underlet premises;

(c)        not to assign the whole of the underlet premises without the Landlord’s prior written consent (which shall not be unreasonably withheld or delayed);

(iii)         all rents and other payments due under this lease (not the subject of a bona fide dispute) are paid before completion of the underletting;

(iv)         Save in the case of any underletting for a term in excess of five years and which is of any of Unit 86A, Unit 86B, Unit 87B or Unit 87C sections 24 to 28 of the 1954 Act must be excluded and before completion of the underletting a certified copy of each of the following documents must be supplied to the Landlord:

(a)        the notice served on the proposed undertenant pursuant to section 38A(3)(a) of the 1954 Act; and

(b)        the declaration actually made by the proposed undertenant in compliance with the requirements of Schedule 2 of the 2003 Order; and

(c)        the proposed form of underlease containing an agreement to exclude the provisions of sections 24 to 28 of the 1954 Act and a reference to both the notice pursuant to section 38A(3)(a) of the 1954 Act and the declaration pursuant to the requirements of Schedule 2 of the 2003 Order as referred to in this clause 4.13.3 and before completion of the underletting the Tenant must warrant to the Landlord that both the notice pursuant to section 38A(3)(a) of the 1954 Act has been served on the relevant persons as required by the 1954 Act and the appropriate declaration pursuant to the requirements of Schedule 2 of the 2003 Order as referred to in this sub-clause 4.13.3 has been made prior to the date on which the Tenant and the proposed undertenant became contractually bound to enter into the tenancy to which the said notice applies;

(v)          in relation to any Subletting Unit the underlease grants such rights as are appropriate for the separate occupation and use of the Property, reserves such rights as are appropriate for the separate occupation and use of the remainder of the property let by this lease and to enable the Tenant to comply with its obligations under this lease, and reserves as rent:-

(a)        a fair proportion of the cost of insuring the Property and the whole cost of insuring the loss of the principal rent and service charge payable under the underlease; and

(b)        a service charge which provides for the undertenant to pay a fair and reasonable proportion of expenditure incurred by the Tenant in relation to the maintenance, repair, renewal, decoration and cleaning of the Property (including without limitation the Conduits, plant and equipment therein) and the provision of services to the Property;

(vi)                           there shall be no more than six (6) units of occupation at any time (and for this purpose a unit of occupation shall comprise (a) each Subletting Unit which is separately underlet and (b) the residue of the net lettable area of the Property (if any) retained by the Tenant);

(vii)      (in the case of an underletting of the whole of the Property) the underlease reserves as rent the Service Charge payable under this lease;

(viii)     (in the case of an underletting of a Subletting Unit) the underlease reserves as rent a fair and reasonable proportion of the Service Charge payable under this lease;

4.13.4            To take all necessary steps and proceedings to remedy any breach of the covenants of the undertenant under the underlease and not to permit any reduction of the rent payable by any undertenant;

4.13.5            Group Sharing

Notwithstanding Clause 4.13.1 the Tenant may share occupation of the whole or any part of the Property with a Group Company

PROVIDED THAT

(a)                               the relationship of landlord and tenant is not created; and

(b)                              occupation by any Group Company shall cease upon it ceasing to be a Group Company; and

(c)                               the Tenant informs the Landlord in writing before each occupier commences occupation and after it ceases occupation;

4.14                     Registration

Within 21 days to give to the Landlord’s solicitors (or as the Landlord may direct) written notice of any assignment, charge, underlease or other devolution of the Property or a Subletting Unit together with a certified copy of the relevant document and a reasonable registration fee of not less than £50;

4.15                     Statutory Requirements and Notices

4.15.1            To supply the Landlord with a copy of any notice, order or certificate or proposal for any notice order or certificate affecting or capable of affecting the Property as soon as it is received by or comes to the notice of the Tenant;

4.15.2            To comply promptly with all notices served by any public, local or statutory authority, and with the requirements of any present or future statute or European Union law, regulation or directive (whether imposed on the owner or occupier), which affects the Property or its use;

4.15.3            At the request of the Landlord, but at the cost of the Landlord, to make or join the Landlord in making such objections or representations against or in respect of any such notice, order or certificate as the Landlord may reasonably require;

4.16                     Planning

4.16.1            Not to apply for or implement any planning permission affecting the Property without first obtaining the Landlord’s written consent (not to be unreasonably withheld in cases where the subject matter of the planning permission has been approved by the Landlord pursuant to the other provisions of this lease);

4.16.2            If a planning permission is implemented the Tenant shall complete all the works permitted and comply with all the conditions imposed by the permission before the determination of the Term (including any works stipulated to be carried out by a date after the determination of the Term unless the Landlord requires otherwise);

4.17                     Contaminants and Defects

4.17.1            To give the Landlord prompt written notice upon becoming aware of the existence of any defect in the Property, or of the existence of any contaminant, pollutant or harmful substance on the Property but not used in the ordinary course of the Tenant’s use of the Property;

4.17.2            If so requested by the Landlord, to remove from the Property or remedy to the Landlord’s reasonable satisfaction any such contaminant, pollutant or harmful substance introduced on the Property by or at the request of the Tenant;

4.18                     Entry by Landlord

To permit the Landlord at all reasonable times and on reasonable notice (except in emergency) to enter the Property in order to:

4.18.1            inspect and record the condition of the Property or the Centre or the Adjoining Property;

4.18.2            remedy any breach of the Tenant’s obligations under this lease;

4.18.3            repair, maintain, clean, alter, replace, install, add to or connect up to any Conduits which serve the Centre or the Adjoining Property;

4.18.4            repair, maintain, alter or rebuild the Centre or the Adjoining Property;

4.18.5            comply with any of its obligations under this lease

Provided that the Landlord shall cause as little inconvenience as reasonably practicable in the exercise of such rights and shall promptly make good all physical damage to the Property caused by such entry;

4.19                     Landlord’s Costs

To pay to the Landlord on demand amounts equal to such Costs as it may properly and reasonably incur:

4.19.1            in connection with any application for consent made necessary by this lease (including where consent is lawfully refused or the application is withdrawn);

4.19.2            incidental to or in reasonable contemplation of the preparation and service of a schedule of dilapidations (whether before or within three (3) months after the end of the Term) or a notice or proceedings under Section 146 or Section 147 of the Law of Property Act 1925 (even if forfeiture is avoided other than by relief granted by the Court);

4.19.3            in connection with the enforcement or remedying of any breach of the covenants in this lease on the part of the Tenant and any Guarantor;

4.19.4            incidental to or in reasonable contemplation of the preparation and service of any notice under Section 17 of the 1995 Act;

4.20                     Yielding up

Immediately before the end of the Term:

(i)                                  to give up the Property repaired and decorated and otherwise in accordance with the Tenant’s covenants in this lease;

(ii)                               if the Landlord so requires, to remove all alterations made during the Term or any preceding period of occupation by the Tenant and reinstate the Property in accordance with the Building Specification and as the Landlord shall reasonably direct and to its reasonable satisfaction;

(iii)                            in the event that the Tenant is or has been engaged in carrying out any Pharmacology to comply with any relevant statute or European Union law, regulation or directive regarding all decommissioning of laboratories;

(iv)                           to remove all signs, tenant’s fixtures and fittings and other goods from the Property, and make good any damage caused thereby to the Landlord’s reasonable satisfaction;

(v)                              to replace any damaged or missing Landlord’s fixtures with ones of no less quality and value;

(vi)                           to give to the Landlord all operating and maintenance manuals together with any health and safety files relating to the Property;

(vii)                        to provide evidence of satisfactory maintenance of plant and machinery including (without limitation) copies of all service records;

(viii)                     to return any security cards or passes provided by the Landlord for use by the Tenant and its visitors;

4.21                     Encumbrances

To perform and observe the Encumbrances so far as they relate to the Property;

4.22                     Roads Etc

Not to obstruct the roads, pavements, footpaths and forecourt areas from time to time on the Estate in any way whatsoever and not to use any part of the forecourts and car parking spaces or other open parts of the Property for the purpose of storage or deposit of any materials, goods, container ships’ pallets, refuse, waste scrap or any other material or matter;

4.23                     Parking Restrictions

Except as to any right specifically granted in this lease not to permit any vehicles belonging to or calling upon the Tenant to stand on the roads, car parking spaces, forecourts, pavements or footpaths on the Estate;

4.24                     Regulations and Common Parts

4.24.1            At all times during the Term to observe and perform such regulations (if any) in respect of the Centre or the Estate as the Landlord may reasonably think expedient to the proper management of the Centre or the Estate and which are notified in writing to the Tenant;

4.24.2            Not to cause any obstruction to the Common Parts or any part of the Centre;

4.25                     Land Registration Provisions

4.25.1            Promptly following the grant of this lease to apply to register this lease at the Land Registry and to ensure that any requisitions raised by the Land Registry in connection with that application are dealt with promptly and properly and within one month after completion of the registration, to send the Landlord official copies of its title;

4.25.2            Immediately after the end of the Term (and notwithstanding that the Term has ended), to make an application to close the registered title of this lease and shall ensure that any requisitions raised by the Land Registry in connection with that application are dealt with promptly and properly and to shall keep the Landlord informed of the progress and completion of its application.

5                                      Landlord’s Covenants

5.1                            Quiet Enjoyment

The Landlord covenants with the Tenant that the Tenant may peaceably enjoy the Property during the Term without any interruption by the Landlord or any person lawfully claiming under or in trust for it;

5.2                            Provision of Services

The Landlord will use its reasonable endeavours to provide or procure the provision of the Services PROVIDED THAT the Landlord shall be entitled to withhold or vary the provision or procurement of such of the Services as the Landlord reasonably considers necessary or appropriate in the interests of good estate management and PROVIDED FURTHER THAT the Landlord will not be in breach of this Clause as a result of any failure or interruption of any of the Services:

5.2.1                   resulting from circumstances beyond the Landlord’s reasonable control, so long as the Landlord uses its reasonable endeavours to remedy the same as soon as reasonably practicable after becoming aware of such circumstances; or

5.2.2                   to the extent that the Services (or any of them) cannot reasonably be provided as a result of works of inspection, maintenance and repair or other works being carried out at the Centre or the Estate.

6                                      Insurance

6.1                            Landlord’s insurance covenants

The Landlord covenants with the Tenant as follows:

6.1.1                   To insure the Property (other than tenant’s and trade fixtures and fittings) unless the insurance is invalidated in whole or in part by any act or default of the Tenant:

(i)                                  with an insurance office or underwriters of repute;

(ii)                               against loss or damage by the Insured Risks;

(iii)                            subject to such excesses as may be imposed by the insurers;

(iv)                           in the full cost of reinstatement of the Property (in modern form if appropriate) including shoring up, demolition and site clearance, professional fees, VAT and allowance for building cost increases;

6.1.2                   To insure against loss of the Principal Rent thereon payable or reasonably estimated by the Landlord to be payable under this lease arising from damage to the Property by the Insured Risks for three years or such longer period as the Landlord may reasonably require having regard to the likely period for reinstating the Property;

6.1.3                   To use its reasonable endeavours to procure that the insurer waives its rights of subrogation against the Tenant (so long as such provision is available in the London insurance market);

6.1.4                   At the request and cost of the Tenant (but not more frequently than once in any twelve month period) to produce summary details of the terms of the insurance under this Clause 6.1;

6.1.5                   If the Property is destroyed or damaged by an Insured Risk, then, unless payment of the insurance moneys is refused in whole or part because of the act or default of the Tenant, and subject to obtaining all necessary planning and other consents (which the Landlord will use reasonable endeavours to obtain) to use the insurance proceeds (except those relating to loss of rent and fees) and any uninsured excess paid by the Tenant under Clause 6.2.4(ii) in reinstating the same (other than tenant’s and trade fixtures and fittings) as quickly as reasonably practicable substantially as it was before the destruction or damage in modern form if appropriate but not necessarily identical in layout and making up any shortfall in the insurance proceeds out of its own funds;

6.2                            Tenant’s insurance covenants

The Tenant covenants with the Landlord from and including the Insurance Commencement Date and then throughout the Term or until released pursuant to the 1995 Act as follows:

6.2.1                   To pay to the Landlord within 14 days of demand sums equal to:

(i)                                  the amount which the Landlord spends on insurance pursuant to Clause 6.1;

(ii)                               the cost of property owners’ liability and third party liability insurance in connection with the Property;

(iii)                            the cost of any professional valuation of the Property properly required by the Landlord (but not more than once in any two year period);

6.2.2                   To give the Landlord immediate written notice on becoming aware of any event or circumstance which might affect or lead to an insurance claim;

6.2.3                   Not to do anything at the Property which would or might prejudice or invalidate the insurance of the Property or the Adjoining Property or cause any premium for their insurance to be increased;

6.2.4                   To pay to the Landlord within 14 days of demand:

(i)                                  any increased premium and any Costs incurred by the Landlord as a result of a breach of Clause 6.2.3;

(ii)                               any uninsured excess to which the insurance policy may be subject;

(iii)                            the whole of the irrecoverable proportion of the insurance moneys if the Property or any part are destroyed or damaged by an Insured Risk but the insurance moneys are irrecoverable in whole or part due to the act or default of the Tenant;

6.2.5                   To comply with the requirements and reasonable recommendations of the insurers;

6.2.6                   To notify the Landlord of the full reinstatement cost of any fixtures and fittings installed at the Property at the cost of the Tenant which become Landlord’s fixtures and fittings;

6.2.7                   Not to effect any insurance of the Property against an Insured Risk but if the Tenant effects or has the benefit of any such insurance the Tenant shall hold any insurance moneys upon trust for the Landlord and pay the same to the Landlord as soon as practicable;

6.3                            Suspension of Rent

If the Property is unfit for occupation and use because of damage by an Insured Risk then (save to the extent that payment of the loss of rent insurance moneys is refused due to the act or default of the Tenant) the Principal Rent and the Service Charge (or a fair proportion according to the nature and extent of the damage) shall be suspended until the date on which the Property is again fit for occupation and use.

6.4                            Determination Right

6.4.1                   If the Property is destroyed or damaged by an Insured Risk such that the Property is unfit for occupation and use and shall not be rendered fit for occupation and use within two years and nine months of the date of such damage then either the Landlord or the Tenant may whilst the Property has not been rendered fit for occupation and use terminate the Contractual Term by giving to the other not less than three calendar months’ previous notice in writing PROVIDED THAT if the Property has been rendered fit for occupation and use within three years of the date of such damage then such notice shall be deemed not to have been given.

6.4.2                   Termination of this lease pursuant to the provisions of Clause 6.4.1 shall be without prejudice to the liability of either party for any antecedent breach of the covenants and conditions herein contained (save for Clause 6.1.5 which shall be deemed not to have applied).

7                                      Provisos

7.1                            Forfeiture

If any of the following events occur:

7.1.1                   the Tenant fails to pay any of the rents payable under this lease within 21 days of the due date (whether or not formally demanded); or

7.1.2                   the Tenant or Guarantor breaches any of its obligations in this lease; or

7.1.3                   the Tenant or Guarantor being a company incorporated within the United Kingdom

(i)                                  has an Administration Order made in respect of it; or

(ii)                               passes a resolution, or the Court makes an Order, for the winding up of the Tenant or the Guarantor, otherwise than a member’s voluntary winding up of a solvent company for the purpose of amalgamation or reconstruction previously consented to by the Landlord (consent not to be unreasonably withheld); or

(iii)                            has a receiver or administrative receiver or receiver and manager appointed over the whole or any part of its assets or undertaking; or

(iv)                           is struck off the Register of Companies; or

(v)                              is deemed unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986; or

7.1.4                   proceedings or events analogous to those described in Clause 7.1.3 shall be instituted or shall occur where the Tenant or Guarantor is a company incorporated outside the United Kingdom; or

7.1.5                   the Tenant or Guarantor being an individual:

(i)                                  has a bankruptcy order made against him; or

(ii)                               appears to be unable to pay his debts within the meaning of Section 268 of the Insolvency Act 1986 then the Landlord may re-enter the Property or any part of the Property in the name of the whole and forfeit this lease and the Term shall immediately end, but without prejudice to the rights of either party against the other in respect of any breach of the obligations contained in this lease;

7.2                            Notices

7.2.1                   All notices under or in connection with this lease shall be given in writing

7.2.2                   Any such notice shall be duly and validly served if it is served (in the case of a company) to its registered office or (in the case of an individual) to his last known address;

7.2.3                   Any such notice shall be deemed to be given when it is:

(i)                                  personally delivered to the locations listed in Clause 7.2.2; or

(ii)                               sent by registered post, in which case service shall be deemed to occur on the third Working Day after posting.

7.3                            No Implied Easements

The grant of this lease does not confer any rights over the Centre or the Adjoining Property or any other property except those mentioned in Part I of the First Schedule, and Section 62 of the Law of Property Act 1925 is excluded from this lease;

8                                      Guarantee

The Guarantor covenants with the Landlord in the terms set out in the Third Schedule.

9                                      Break Clause

9.1                            The Tenant may terminate the Contractual Term either on Break Date: 1 or on Break Date: 2 by giving to the Landlord not less than twelve (12) calendar months’ previous notice in writing;

9.2                            Any notice given by the Tenant shall operate to terminate the Contractual Term only if:

9.2.1                   The Principal Rent reserved by this lease has been paid by the time of such termination; and

9.2.2                   All other rents reserved by this lease which have been demanded at least 14 days before Break Date: 1 or Break Date: 2 as the case may require have been paid by the time of such termination; and

9.2.3                   (in the case of notice being given by the Tenant to terminate the lease on Break Date: 1) a sum equal to six (6) months’ worth of the Principal Rent for the time being payable together with a sum equal to VAT thereon at the standard rate for the time being payable has been paid to the Landlord in cleared funds by Break Date: 1; and

9.2.4                   the Tenant gives the Landlord full vacant possession of the Property on termination;

9.3                            Upon termination the Contractual Term shall cease but without prejudice to any claim in respect of any prior breach of the obligations contained in this lease;

9.4                            If the Tenant does not terminate the Contractual Term on Break Date: 1, the Principal Rent shall be suspended from the date falling immediately after Break Date: 1 for a period of six (6) months, after which period the Tenant’s obligation to pay the Principal Rent shall resume.

10                               Contracts (Rights of Third Parties) Act 1999

A person who is not a party to this lease has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any terms of this lease.

11                                Jurisdiction

This lease shall be governed by and construed in all respects in accordance with the law of England and the Guarantor submits to the non-exclusive jurisdiction of the English Courts.

Executed by the parties as a Deed on the date specified in the Prescribed Clauses.

The First Schedule

Part I - Easements and Other Rights granted

There are granted to the Tenant (in common with others authorised by the Landlord)

1                                      The right to use the relevant Estate Common Areas and the Common Parts for access to and from the Property;

2                                      Free and uninterrupted use of all existing and future Conduits which are in the Centre and which serve the Property, subject to the Landlord’s rights to re-route the same subject to there being no unreasonable interruption of services;

3                                      The right to enter the Centre to perform Clause 4.4 [repair] on reasonable prior written notice to the Landlord, subject to causing as little inconvenience as practicable and complying with conditions reasonably imposed by the Landlord and making good all physical damage caused;

4                                      The right to use 204 parking spaces at the Centre in such locations as the Landlord from time to time allocates.

Part II - Exceptions and Reservations

There are excepted and reserved to the Landlord:

1                                      The right to carry out any building, rebuilding, alteration or other works to the Centre the Estate and the Adjoining Property (including the erection of scaffolding) notwithstanding any temporary interference with light and air enjoyed by the Property;

2                                      Free and uninterrupted use of all existing and future Conduits which are in the Property and serve the Centre the Estate or the Adjoining Property;

3                                      Rights of entry on the Property as referred to in Clause 4.18;

4                                      The right to regulate and control in a reasonable manner the use of the Common Parts and Estate Common Areas;

5                                      The right to alter the layout of the roads forecourts footpaths pavements and car parking areas from time to time on the Estate in such manner as the Landlord may reasonably require PROVIDED THAT such alterations do not materially diminish the Tenant’s rights under this lease;

6                                      The right in the last six months of the Term to view the Property with prospective tenants upon giving reasonable notice and the right throughout the Term to view the Property with prospective purchasers upon giving reasonable notice.

Part III - Encumbrances

The covenants declarations and other matters affecting the Property contained or referred to in the Landlord’s freehold reversionary title number BK102078 as at the date of this lease

The Second Schedule

Rent Review

1                                      In this Schedule:

1.1                            Review Date means each of the Review Dates and Relevant Review Date shall be interpreted accordingly;

1.2                            Rack Rental Value means the annual rent (exclusive of VAT) at which the Property might reasonably be expected to be let in the open market at the Relevant Review Date

ASSUMING

1.2.1                   the letting is on the same terms as those contained in this lease but subject to the following qualifications:

(i)                                  the Property is as described in the Building Specification;

(ii)                               the term shall commence on the Relevant Review Date and be for the unexpired residue of the Contractual Term subject to a right for the Tenant to break the lease at the end of each period of five (5) years calculated from and including the commencement date of the hypothetical term;

(iii)                            the amount of the Principal Rent shall be disregarded, but it shall be assumed that the Principal Rent is subject to review on the terms of and at the same intervals as the Principal Rent under this lease;

1.2.2                   the Property is available to let as a whole, with vacant possession, by a willing landlord to a willing tenant, without premium;

1.2.3                   the Property is ready, fit and available for immediate occupation and use for the Permitted Use;

1.2.4                   all the obligations on the part of the Tenant contained in this lease have been fully performed and observed;

1.2.5                   no work has been carried out to the Property which has reduced the rental value of the Property;

1.2.6                   if the whole or any part of the Property has been destroyed or damaged it has been fully reinstated;

BUT DISREGARDING

1.2.7                   any goodwill attached to the Property by reason of any business carried on there;

1.2.8                   any effect on rent of the fact that any Tenant and any undertenant is or has been in occupation of the Property;

1.2.9                   any effect on rent of any improvements at the Property made with the Landlord’s consent by the Tenant or any undertenant, except improvements carried out pursuant to an obligation to the Landlord or at the expense of the Landlord

PROVIDED THAT the Rack Rental Value shall be that which would be payable after the expiry of any rent free period or concessionary rent period for fitting out (or the receipt of any contribution to fitting out works or other inducement in lieu thereof) which might be given on a letting of the Property, so that no discount reduction or allowance is made to reflect (or compensate the tenant for the absence of) any such rent free or concessionary rent period or contribution or other inducement for fitting out;

1.3                            Revised Rent means the new Principal Rent following each Rent Review Date pursuant to paragraph 2 of this Schedule.

1.4                            Expert means a surveyor (who shall be a Fellow of the Royal Institution of Chartered Surveyors with at least ten (10) years experience in the letting and valuation of premises of a similar nature to and situate in the same region as the Property) agreed between the Landlord and the Tenant, or in the absence of agreement nominated on the application of either party by the President for the time being of the Royal Institution of Chartered Surveyors.

2                                      The Principal Rent shall be reviewed on each Review Date to the higher of:

2.1                            the Principal Rent payable immediately before the Relevant Review Date (disregarding any suspension or abatement of the Principal Rent); and

2.2                            the Rack Rental Value on the Relevant Review Date agreed or determined in accordance with this lease.

3                                      The Rack Rental Value at each Review Date shall be:

3.1                            agreed in writing between the Landlord and the Tenant;

3.2                            determined by an Expert (acting as an expert) on the application of either Landlord or Tenant at any time after the Relevant Review Date;

4                                      In the case of determination by an Expert:

4.1                            the Expert will be instructed to afford the Landlord and the Tenant the opportunity to make written representations to him and comment upon written representations received by him;

4.2                            if an Expert dies, refuses to act or becomes incapable of acting, or if he fails to notify the parties of his determination within 2 months after receiving the last submission delivered to him, either the Landlord or the Tenant may apply to the President to discharge him and appoint another in his place;

4.3                            the fees and expenses of the Expert and any VAT thereon shall be paid by the Landlord and the Tenant in such shares as the Expert shall decide (or in equal shares if the Expert does not decide this point); if one party pays all the Expert’s fees and expenses, the paying party may recover the other’s share from the other party, in the case of the Landlord as arrears of rent.

5                                      If a Revised Rent is not agreed or determined by the Relevant Review Date:

5.1                            the Principal Rent payable immediately before the Relevant Review Date shall continue to be payable until the Revised Rent is ascertained;

5.2                            when the Revised Rent is ascertained:

5.2.1                   the Tenant shall pay within 14 days of ascertainment:

(i)                                  any difference between the Principal Rent payable immediately before the Relevant Review Date and the Principal Rent which would have been payable had the Revised Rent been ascertained on the Relevant Review Date (the Balancing Payment); and

(ii)                               interest on the Balancing Payment at Base Rate from the date or dates when the Balancing Payment or the relevant part or parts would have been payable had the Revised Rent been ascertained on the Relevant Review Date;

5.2.2                   the Landlord and Tenant shall sign and exchange a memorandum recording the agreed amount of the Revised Rent.

6                                      Time shall not be of the essence for the purposes of this Schedule.

The Third Schedule

Guarantee

1                                      The Guarantor covenants with the Landlord as principal debtor:

1.1                            that throughout the Term or until the Tenant is released from its covenants pursuant to the 1995 Act:

1.1.1                   The Tenant will pay the rents reserved by and perform its obligations contained in this lease;

1.1.2                   The Guarantor will indemnify the Landlord on demand against all Costs arising from any default of the Tenant in paying the rents and performing its obligations under this lease;

1.2                            the Tenant (here meaning the Tenant so named in the Prescribed Clauses) will perform its obligations under any authorised guarantee agreement that it gives with respect to the performance of any of the covenants and conditions in this lease.

2                                      The liability of the Guarantor shall not be affected by:

2.1                            Any time given to the Tenant or any failure by the Landlord to enforce compliance with the Tenant’s covenants and obligations;

2.2                            The Landlord’s refusal to accept rent at a time when it would or might have been entitled to re-enter the Property;

2.3                            Any variation of the terms of this lease;

2.4                            Any change in the constitution, structure or powers of the Guarantor the Tenant or the Landlord or the administration, liquidation or bankruptcy of the Tenant or Guarantor;

2.5                            Any act which is beyond the powers of the Tenant;

2.6                            The surrender of part of the Property;

3                                      Where two or more persons have guaranteed obligations of the Tenant the release of one or more of them shall not release the others.

4                                      The Guarantor shall not be entitled to participate in any security held by the Landlord in respect of the Tenant’s obligations or stand in the Landlord’s place in respect of such security.

5                                      If this lease is disclaimed, and if the Landlord within 3 months of the disclaimer requires in writing the Guarantor will enter into a new lease of the Property at the cost of the Guarantor on the terms of this lease (but as if this lease had continued and so that any outstanding matters relating to rent review or otherwise shall be determined as between the Landlord and the Guarantor) for the residue of the Contractual Term from and with effect from the date of the disclaimer.

6                                      If this lease is forfeited and if the Landlord within 3 months of the forfeiture requires in writing the Guarantor will (at the option of the Landlord):

6.1                            enter into a new lease as in paragraph 5 above with effect from the date of the forfeiture; or

6.2                            pay to the Landlord on demand an amount equal to the moneys which would otherwise have been payable under this lease until the earlier of 3 months after the forfeiture and the date on which the Property is fully relet.

The Fourth Schedule
Service Charge
Part I - Calculation and payment of the Service Charge

1                                      In this Schedule unless the context otherwise requires:

1.1                            Accounting Date means 31 December in each year or such other date as the Landlord notifies in writing to the Tenant from time to time;

1.2                            Accounting Year means the period from but excluding one Accounting Date to and including the next Accounting Date;

1.3                            Estimated Service Charge means the Landlord’s Surveyor’s reasonable and proper estimate of the Service Charge for the Accounting Year notified in writing to the Tenant from time to time;

1.4                            Service Cost means the reasonable and proper costs and expenses paid or incurred by the Landlord in relation to the provision of the Centre Services and the Estate Services (including irrecoverable VAT);

1.5                            Tenant’s Share means a fair and reasonable proportion of the Service Cost.

2                                      The Service Charge shall be the Tenant’s Share of the Service Cost in respect of each Accounting Year, and if only part of an Accounting Year falls within the Term the Service Charge shall be the Tenant’s Share of the Service Cost in respect of the relevant Accounting Period divided by 365 and multiplied by the number of days of the Accounting Year within the Term.

3                                      The Landlord shall have the right to adjust the Tenant’s Share from time to time to make reasonable allowances for differences in the services provided to or enjoyable by the other occupiers of the Centre or the Estate.

4                                      The Tenant shall pay the Estimated Service Charge for each Accounting Year to the Landlord in advance by equal instalments on the Quarter Days, (the first payment for the period from and including the Service Charge Commencement Date to (but excluding) the next Quarter Day after the Service Charge Commencement Date to be made on the Service Charge Commencement Date); and

4.1                            If the Landlord’s Surveyor does not notify an estimate of the Service Charge for any Accounting Year the Estimated Service Charge for the preceding Accounting Year shall apply; and

4.2                            Any adjustment to the Estimated Service Charge after the start of an Accounting Year shall adjust the payments on the following Quarter Days equally.

5                                      As soon as practicable after the end of each Accounting Year the Landlord shall serve on the Tenant a summary of the Service Cost and a statement of the Service Charge certified by the Landlord’s Surveyor which shall be conclusive (save in the case of manifest error).

6                                      The difference between the Service Charge and the Estimated Service Charge for any Accounting Year (or part) shall be paid by the Tenant to the Landlord within fourteen days of the date of the statement for the Accounting Year, or allowed against the next Estimated Service Charge payment, or after the expiry of the Term refunded to the Tenant.

7                                      The Tenant shall be entitled by appointment within a reasonable time following service of the Service Charge statement to inspect the accounts maintained by the Landlord and the Landlord’s Surveyor relating to the Service Cost and supporting vouchers and receipts at such location as the Landlord reasonably directs.

Part II - Estate Services

In relation to the Estate the provision of the following services or the Costs incurred in relation to:

1                                      The Common Areas

Repairing, maintaining and (where appropriate) cleaning, lighting and (as necessary) altering renewing, rebuilding and reinstating the Estate Common Areas.

2                                      Conduits

The repair, maintenance and cleaning and (as necessary) replacement and renewal of all Conduits within the Estate Common Areas.

3                                      Plant and machinery

Hiring, operating, inspecting, servicing, overhauling, repairing, maintaining, cleaning, lighting and (as necessary) renewing or replacing any plant, machinery, apparatus and equipment from time to time within the Estate Common Areas or used for the provision of services to the Estate and the supply of all fuel and electricity for the same and any necessary maintenance contracts and insurance in respect thereof.

4                                      Signs

Maintaining and (where appropriate) cleaning and lighting and (as necessary) renewing and replacing the signboards, all directional signs, fire regulation notices, advertisements, bollards, roundabouts and similar apparatus or works.

5                                      Landscaping

Maintaining, tending and cultivating and (as necessary) re-stocking any garden or grassed areas including replacing plants, shrubs and trees as necessary.

6                                      Common facilities

Repairing maintaining and (as necessary) rebuilding as the case may be any party walls or fences, party structures, Conduits or other amenities and easements which may belong to or be capable of being used or enjoyed by the Estate in common with any land or buildings adjoining or neighbouring the Estate.

7                                      Security

Installation, operation, maintenance, repair, replacement and renewal of closed circuit television systems and other security systems.

8                                      Outgoings

Any existing and future rates, taxes, charges, assessments and outgoings in respect of the Estate Common Areas or any part of them except tax (other than VAT) payable in respect of any dealing with or any receipt of income in respect of the Estate Common Areas.

9                                      Transport

The provision of a bus service to and from Didcot or such other transport and/or location (if any) deemed necessary by the Landlord.

10                               Statutory requirements

The cost of carrying out any further works (after the initial construction in accordance with statutory requirements) to the Estate Common Areas required to comply with any statute.

11                                Management and Staff

11.1                      The proper and reasonable fees, costs, charges, expenses and disbursements (including irrecoverable VAT) of any person properly employed or retained by the Landlord for or in connection with surveying or accounting functions or the performance of the Estate Services and any other duties in and about the Estate relating to the general management, administration, security, maintenance, protection and cleanliness of the Estate:

11.2                      Management costs fees and disbursements in respect of the Estate of 10% of the Service Cost (excluding costs under this paragraph 11.2).

11.3                      Providing staff in connection with the Estate Services and the general management, operation and security of the Estate and all other incidental expenditure including but not limited to:

11.3.1             salaries, National Health Insurance, pension and other payments contributions and benefits;

11.3.2             uniforms, special clothing, tools and other materials for the proper performance of the duties of any such staff;

11.3.3             providing premises and accommodation and other facilities for staff.

12                               Enforcement of Regulations

The reasonable and proper costs and expenses incurred by the Landlord in enforcing the rules and regulations from time to time made pursuant to Clause 4.24 provided that the Landlord shall use all reasonable endeavours to recover such costs and expenses from the defaulting party and provided further that there shall be credited against the Service Cost any such costs recovered.

13                               Insurances

13.1                     Effecting such insurances (if any) as the Landlord may properly think fit in respect of the Estate Common Areas the plant, machinery, apparatus and equipment used in connection with the provision of the Estate Services (including without prejudice those referred to in paragraph 3 above) and any other liability of the Landlord to any person in respect of those items or in respect of the provision of the Estate Services.

13.2                     Professional valuations for insurance purposes (but not more than once in any two year period);

13.3                     Any uninsured excesses to which the Landlord’s insurance may be subject.

14                               Generally

Any reasonable and proper costs (not referred to above) which the Landlord may incur in providing such other services and in carrying out such other works as the Landlord may reasonably consider to be reasonably desirable or necessary for the benefit of occupiers of the Estate.

15                               Anticipated Expenditure

Establishing and maintaining reserves to meet the future costs (as from time to time estimated by the Landlord’s Surveyor) of providing the Estate Services;

16                               Borrowing

The costs of borrowing any sums required for the provision of the Estate Services at normal commercial rates available in the open market or if any such sums are loaned by the Landlord or a Group Company of the Landlord interest at Base Rate.

17                               VAT

Irrecoverable VAT on any of the foregoing.

Part III - Centre Services

In relation to the Centre, the provision of the following services or the Costs incurred in relation to:

1                                      Repairs to the Centre (including Conduits)

Repair, renewal, decoration, cleaning and maintenance of the foundations, roof, exterior and structure, the Conduits, plant and equipment (which are not the responsibility of any tenants of the Centre).

2                                      Common Parts

(a)                                Repair, renewal, decoration, cleaning, maintenance and lighting of the Common Parts and other parts of the Centre;

(b)                               Providing and maintaining any plants in the Common Parts;

(c)                                Providing signs, nameboards and other notices within the Centre including a sign giving the name of the Tenant or other permitted occupier and its location within the Centre in the entrance lobby of the Centre.

3                                      Services

Procuring water and sewerage services.

4                                      Fire Fighting and Security

Provision, operation, repair, renewal, cleaning and maintenance of fire alarms, sprinkler systems, fire prevention and fire fighting equipment and ancillary apparatus and security alarms, apparatus, closed circuit television and systems as the Landlord considers appropriate.

5                                      Statutory Requirements

All existing and future rates, taxes, charges, assessments and outgoings payable to any competent authority or for utilities.

6                                      Management and Staff

6.1                            The proper and reasonable fees, costs, charges, expenses and disbursements (including irrecoverable VAT) of any person properly employed or retained by the Landlord for or in connection with surveying or accounting functions or the performance of the Centre Services and any other duties in and about the Centre relating to the general management, administration, security, maintenance, protection and cleanliness of the Centre:

6.2                            Management fees and disbursements incurred in respect of the Centre of 10% of the Service Cost (excluding costs under this paragraph 6.2).

6.3                            Providing staff in connection with the Centre Services and the general management, operation and security of the Centre and all other incidental expenditure including but not limited to:

(i)                                   salaries, National Health Insurance, pension and other payments contributions and benefits;

(ii)                                uniforms, special clothing, tools and other materials for the proper performance of the duties of any such staff;

(iii)                             providing premises and accommodation and other facilities for staff.

7                                      General

7.1                            Establishing and maintaining reserves to meet the future costs (as from time to time estimated by the Landlord’s Surveyor) of providing the Centre Services;

7.2                            Any reasonable and proper costs (not referred to above) which the Landlord may incur in providing such other services and in carrying out such other works as the Landlord may reasonably consider to be reasonably desirable or necessary for the benefit of occupiers of the Centre.

7.3                            The costs of borrowing any sums required for the provision of the Services at normal commercial rates available in the open market or if any such sums are loaned by the Landlord or a Group Company of the Landlord interest at Base Rate.

8                                      VAT

Irrecoverable VAT on any of the foregoing.

Annexure

(Building Specification)

LEASE PARTICULARS

(forming part of this lease only insofar as not inconsistent with the other provisions of this lease)

Date of Lease	:	2009

Original Landlord	:	MEPC MILTON PARK NO. 1 LIMITED (Company number 5491670) and MEPC MILTON PARK NO. 2 LIMITED (Company number 5491806)

Original Tenant	:	VERTEX PHARMACEUTICALS (EUROPE) LIMITED (Company number 2907620)

Original Guarantor	:	VERTEX PHARMACEUTICALS INCORPORATED

Property	:	Building 86 and 87 Milton Park

Floor Area		3,839.5 square metres (41,329 square feet) net internal

Contractual Term	:	15 years from and including 23 April 2009 to and including 22 April 2024

Initial Principal Rent	:	NINE HUNDRED AND THIRTY FOUR THOUSAND POUNDS (£934,000) per annum

Rent Commencement Date	:	23 September 2011

Review Dates	:	23 April 2014 and 23 April 2019

Review Type	:	Market — upwards only

Service Charge Commencement Date	:	23 April 2009

Principal Rent and Service Charge Payment Dates	:	Quarterly: 25 March, 24 June, 29 September and 25 December

Insurance Commencement Date	:	23 April 2009

Permitted Use: (1987 Order)	:	B1

Break Date: 1	:	22 April 2014

Break Date: 2	:	22 April 2019

Break Type	:	Tenant

Parking Spaces	:	204

Security of Tenure: Landlord and Tenant Act 1954	:	Included

EXECUTED AS A DEED by MEPC MILTON PARK NO. 1 LIMITED acting by a director and the company secretary or by two directors Director Director/Company Secretary

EXECUTED AS A DEED by MEPC MILTON PARK NO. 2 LIMITED acting by a director and the company secretary or by two directors

Director

Director/Company Secretary

EXECUTED AS A DEED by VERTEX PHARMACEUTICALS (EUROPE) LIMITED acting by a director and the company secretary or by two directors
Director
Director/Company Secretary

EXECUTED AS A DEED by VERTEX PHARMACEUTICALS INCORPORATED acting by: